NeoMedia Restructures & Reduces Debt

Boulder, Co.—August 27, 2013 -- NeoMedia Technologies, Inc. (OTC BB: NEOM), the pioneer in global mobile barcode management solutions, today announced that it has reached a preliminary agreement with its primary investor, YA Global Investment, L.P. (YA), to restructure and reduce its debt. The loan agreements, with YA, will be restructured into 6 agreements, down from 32, and will reduce the total debt by $10 million. The terms of restructure and debt forgiveness are however, dependent on the positive results of the current proxy statement surrounding Proposal 5 and 6. Should Proxy 5 and 6 not be approved, YA will not be willing to move forward with negotiating the debt restructure and debt forgiveness.

“NeoMedia is happy to have worked with YA on this important reduction and restructure,” said Laura Marriott, CEO, NeoMedia. “We hope to have a positive outcome in our current proxy with both proposals 5 and 6 approved. The company’s intention is to seek new sources of financing in an effort to buy out or augment the funding from YA. We are optimistic that our shareholders will agree that this is a very positive move for the company.”

In its most recent Q2 10Q filing, the company announced revenue growth of 262% and its first ever operating income. For more information on NeoMedia, visit http://www.neom.com.

About NeoMedia

NeoMedia Technologies, Inc. is a pioneer in QR and mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem worldwide. Its solutions have transformed approximately 40 million mobile devices with cameras across 193 countries into barcode scanners, enabling a range of practical and engaging applications. With its suite of products, services and extensive IP portfolio, NeoMedia is able to offer customers a comprehensive end-to-end mobile barcode solution. NeoMedia’s current customers include international brands, agencies and handset manufacturers. The company also has a growing portfolio of patent licensees including Microsoft and Kraft Foods Group, Inc. Learn more at www.neom.com or one of our online destinations: LinkedIn, Twitter, and, Pinterest.